SECURITIES AND EXCHANGE COMMISSION

                     Washington, D. C.   20549

                          ______________

                             FORM 8-K

                          CURRENT REPORT

              Pursuant to Section 13 or 15(d) of the
                 Securities Exchange Act of 1934



Date of Report (Date of earliest event reported) July 27, 2000


             CENTRAL VERMONT PUBLIC SERVICE CORPORATION
       (Exact name of registrant as specified in its charter)


     Vermont                  1-8222          03-0111290
(State of other jurisdic-  (Commission      (IRS Employer
 tion of incorporation)     File Number)     Identification No.)


   77 Grove Street, Rutland, Vermont                    05701
(Address of principal executive offices)              (Zip Code)


Registrant's telephone number, including area code (802) 773-2711


                              N/A
(Former name or former address, if changed since last report)

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Item 5.  Other Events.

The Company maintains a 1.7303% joint-ownership interest in the Millstone Unit #3 ("Unit #3"), an 1149 mW nuclear unit of the Millstone Nuclear Power Station. On August 7, 1997, the Company and eight other non-operating owners of Unit #3 filed a demand for arbitration with Connecticut Light and Power Company and Western Massachusetts Electric Company, both Northeast Utilities ("NU") affiliates, and lawsuits against NU and its trustees. The arbitration and lawsuits sought to recover costs associated with replacement power, operation and maintenance costs and other costs resulting from the lengthy shutdown of Unit #3; the Company's cumulative incremental costs relating to this outage were $15.8 million.

     On July 27, 2000, the Company executed a settlement agreement with NU, resolving all issues asserted by the Company in the arbitration and lawsuits; the settlement became effective on August 4, 2000, following approval of the Company's withdrawal from the arbitration and litigation. The settlement agreement provides for a cash settlement of $5,445,000 which has been paid to the Company by NU, the right of the Company to participate in the auction of the Millstone plants, and indemnification by NU of the Company's liability, if any, arising out of the litigation between VELCO and NU's subsidiary, Public Service of New Hampshire ("PSNH"), relating to costs of the Merrimack #2 plant. Under the settlement agreement, the Company released NU from all claims arising from the outage and agreed to waive certain rights against NU which the Company believes could have hindered the auction.

     On August 7, 2000, the Connecticut Department of Public Utility Control announced that Dominion Resources, Inc. ("Dominion") was the successful bidder in the auction. Under the terms of the settlement agreement with NU, the Company could elect whether to sell its share of Millstone Unit #3 pursuant to the terms of the bid. The Company has determined that it will not participate in the current sale to Dominion.

                           SIGNATURE





     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.



             CENTRAL VERMONT PUBLIC SERVICE CORPORATION



             BY /s/ John J. Holtman
                John J. Holtman, Vice President, Controller
                and Chief Accounting Officer


August 25, 2000